Exhibit 10.3

AMENDED AND RESTATED ROYALTY REPURCHASE AGREEMENT

This Amended and Restated Royalty Repurchase Agreement (this “Agreement”), dated November 14, 2011, is made by and between Deerfield Private Design Fund II, L.P., a Delaware limited partnership (“Design Fund II”), Deerfield Special Situations Fund, L.P., a Delaware limited partnership (“DSS”), Horizon Santé TTNP SARL, a Luxembourg limited company (“Horizon” and together with Design Fund II and DSS, “Deerfield”) and Titan Pharmaceuticals, Inc., a Delaware corporation (“Titan”).

Background Statement

Deerfield and Titan are parties to an Amended and Restated Royalty Agreement, dated as of the date hereof (the “Royalty Agreement”), pursuant to which Titan has agreed to pay a Royalty (as defined in the Royalty Agreement) to Deerfield. The parties hereto are entering into this Agreement for the purpose of giving Titan the right to repurchase the Royalty.

Statement of Agreement

In consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth in this section. Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

“Accrued Royalty” shall mean, as of the Closing Date, the amount of accrued but unpaid Royalty and other amounts, if any, owed by Titan under the Royalty Agreement.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in the City of New York are authorized or required to be closed.

“Closing Date” means the date on which the Estimated Royalty Repurchase Price is paid.

“DSSI” means Deerfield Special Situations Fund International, Limited, a British Virgin Islands company limited by shares.

“Equity Option Agreement” means that certain Equity Option Agreement dated as of the date hereof by and between Deerfield TTNP Corporation, PDI II, DSSI and Titan.

“Estimated Accrued Royalty” means an estimate of the Accrued Royalty determined as follows:

(i)	for all periods of time for which Titan has publicly disclosed Net Sales or such other data as may be relevant to the computation of the Royalty (“Royalty Information”), the Estimated Accrued Royalty shall be determined based upon such publicly reported Royalty Information;

(ii)	for all time periods subsequent to the most recent period prior to the Closing Date for which Titan has publicly disclosed Royalty Information (the “Interim Period”), the Royalty Information shall be deemed to be the same, on an average daily basis, as the most recent complete fiscal quarter prior to the Interim Period for which Titan has publicly disclosed Royalty Information.

“Estimated Royalty Repurchase Price” means the Royalty Repurchase Price determined using the Estimated Accrued Royalty.

“Interim Period” has the meaning set forth in the definition of Estimated Accrued Royalty.

“Legal Requirement” has the meaning given such term in the Royalty Agreement.

“Net Sales” has the meaning given such term in the Royalty Agreement.

“Party” means any one of Design Fund II, DSS, Horizon and Titan, and “Parties” means all of them collectively.

“PDI II” means Deerfield Private Design International, II, L.P., a British Virgin Islands limited partnership.

“Royalty” has the meaning given such term in the Royalty Agreement.

“Royalty Agreement” has the meaning set forth in the Background Statement.

“Royalty Information” has the meaning set forth in the definition of Estimated Accrued Royalty.

“Royalty Repurchase Price” means, as of the Closing Date:

(i)	$40,000,000 plus

(ii)	the Accrued Royalty.

“Royalty Repurchase Notice” has the meaning set forth in Section 2(b).

“Royalty Repurchase Right” has the meaning set forth in Section 2(a).

“Royalty Term” has the meaning given such term in the Royalty Agreement.

2. Royalty Repurchase Right.

(a)	Grant of Royalty Repurchase Right. At any time prior to the expiration of the Royalty Term, Titan shall have the right (the “Royalty Repurchase Right”) to repurchase all of Deerfield’s right, title and interest in and to the Royalty under the Royalty Agreement in consideration of paying the Royalty Repurchase Price to Deerfield.

(b)	Exercise of Royalty Repurchase Right. Titan may exercise the Royalty Repurchase Right by delivering to Deerfield a written notice of exercise (the “Royalty Repurchase Notice”).

(c)	Closing of the Royalty Repurchase Right. The closing of the Royalty Repurchase Right shall take place thirty (30) days after Deerfield has received the Royalty Repurchase Notice, or such earlier date as may be agreed upon by Titan and Deerfield. Payment of the Estimated Royalty Repurchase Price shall be made at closing by wire transfer of immediately available funds to an account or accounts designated by Deerfield prior to such date. Unless otherwise agreed by all Parties, payment of the Estimated Royalty Repurchase Price shall be allocated and paid 37.28% to Design Fund II, 7.8% to DSS and 54.92 % to Horizon, in each case rounded to the nearest cent ($0.01).

3. Determination of Accrued Royalty; Dispute Resolution.

(a) Determination of Accrued Royalty. Not later than the earlier of (i) seven (7) days following public disclosure of the Royalty Information and (ii) one hundred twenty (120) days after the Closing Date, Titan shall deliver to Deerfield Titan’s calculation of the Accrued Royalty, including the Royalty Information underlying its calculation. Unless within fifteen (15) days of the date it receives Titan’s calculation of the Accrued Royalty Deerfield shall have notified Titan in writing that it disagrees with such calculation, the Accrued Royalty calculated by Titan shall constitute the Accrued Royalty and shall be used to determine the Royalty Repurchase Price. If Deerfield timely delivers a written notice of disagreement with Titan’s calculation of the Accrued Royalty, Deerfield and Titan shall, during the ten (10) day period following such notice of disagreement, negotiate in good faith in an effort to agree on the amount of the Accrued Royalty. If at the end of such ten (10) day period Titan and Deerfield shall have been unable to reach agreement, the dispute shall be resolved in accordance with Section 3(b).

(b) Dispute Resolution by Independent Accounting Firm. If any dispute is referred, in accordance with this Agreement, for resolution pursuant to this Section 3(b), Titan shall promptly engage an independent accounting firm with national recognition that does not and has not performed any services for Titan and is reasonably acceptable to Deerfield to determine, to the extent disputed, the Royalty Repurchase Price. If Titan fails to engage an accounting firm within fifteen (15) days after a dispute has become subject to resolution under this Section 3(b) (other than due to Deerfield unreasonably rejecting an independent accounting firm selected by Titan), then Deerfield may engage an independent accounting firm with national recognition that does not and has not performed any services for Deerfield. The accounting firm so engaged shall make its own determination of the disputed Royalty Repurchase Price and communicate such determination to each of Titan and Deerfield in writing, together with a report describing in reasonable detail the procedures used and assumptions relied upon in making such determination. Such determination shall be binding on Titan and Deerfield. The costs of the accounting firm shall be paid 50% by Titan and 50% by Deerfield.

4. Final Payment. Within ten (10) days after the earlier to occur of (i) Titan and Deerfield agreeing upon the amount of the Royalty Repurchase Price and (ii) the accounting firm’s determination pursuant to Section 3(b) of the Royalty Repurchase Price, (A) Deerfield shall pay to Titan the amount by which the Estimated Royalty Repurchase Price exceeds the Royalty Repurchase Price or (B) Titan shall pay to Deerfield (in the percentages set forth in Section 2(c)) the amount by which the Royalty Repurchase Price exceeds the Estimated Royalty Repurchase Price. Such payment shall be made by wire transfer of immediately available funds to such account(s) as the recipient of any such amounts shall notify the payer thereof in writing prior to payment.

5. Term and Termination. This Agreement shall terminate upon expiration or termination of the Royalty Agreement.

6. General Provisions.

(a) Independent Contracting Parties. The Parties are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and have no relationship other than as independent contracting parties. No Party shall be a legal representative of another Party or have the power to bind or obligate another Party in any manner.

(b) Amendment and Modification. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Party against whom such amendment, modification or supplement is sought to be enforced.

(c) Waiver of Compliance; Consents. The rights and remedies of the Parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

(d) Notices. All notices, consents, waivers, acceptances, rejections and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to Deerfield, to	Deerfield Management
780 Third Avenue, 37th Floor
New York, New York 10017
Attention: Structured Products
Facsimile: (212) 599-3075

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: Mark O. Henry
Facsimile: (704) 339-3428

If to Titan, to:	Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA 94080
Attention: Chief Executive Officer
Facsimile: (650) 244-4956

Copy to:	Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Fran Stoller, Esquire
Facsimile: (212) 214-0706

Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (y) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (z) if sent by certified mail or a nationally recognized overnight delivery service, on the day of delivery if delivered during normal business hours on a Business Day and, if otherwise, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by certified mail or overnight delivery service as set forth herein within five Business Days.

(e) Publicity. No Party shall issue any press release or any other form of public disclosure regarding the existence of this Agreement or the terms hereof, or use the name of another Party hereto in any press release or other public disclosure, without the prior written consent of the other Party, except (i) for a press release announcing the execution of this Agreement, which will be mutually approved by the Parties, (ii) for those disclosures and notifications contemplated by this Agreement or containing information previously approved for disclosure by the other Party, (iii) as required by any Legal Requirement and solely to the extent necessary to satisfy such Legal Requirement and (iv) as required by the rules of any securities exchange on which any securities of a Party are traded.

(f) No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated (i) by Titan without Deerfield’s prior written consent or (ii) by Deerfield without Titan’s prior written consent, such consent not to be unreasonably withheld or delayed.

(g) Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, shall be governed by the internal laws and judicial decisions of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(h) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

(i) Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the other such number of original executed copies as the other Party may reasonably request.

(k) Termination of Equity Option Agreement. The Parties acknowledge and agree that the Equity Option Agreement is terminated and of no further force and effect.

(l) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the Parties and their representatives with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Royalty Repurchase Agreement to be executed by their duly authorized representatives as of the date first set forth above.

DEERFIELD PRIVATE DESIGN FUND II, L.P.

By:	Deerfield Capital, L.P., General Partner
By:	J. E. Flynn Capital LLC, General Partner

By:	/s/ David Clark
Name:	David Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Capital, L.P., General Partner
By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

HORIZON SANTÉ TTNP SARL

By:	/s/ Alexis Cazé
Name:	Alexis Cazé
Title:	Manager

By:	/s/ René Beltjens
Name:	René Beltjens
Title:	Manager

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonsle
Name:	Sunil Bhonsle
Title:	President